Exhibit 5.1

269.337.7700

March 11, 2021

Ocuphire Pharma, Inc.
37000 Grand River Avenue, Suite 120
Farmington Hills, Michigan 48335

Re:	Prospectus Supplement to Registration Statement on Form S-3 (File No. 333-252751)

Ladies and Gentlemen:

We have acted as counsel to Ocuphire Pharma, Inc., a Delaware corporation (the “Company”), in connection preparing and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), (a) a Registration Statement on Form S-3 (File No. 333-252751) (such registration statement as amended or supplemented from time to time, the “Registration Statement”) declared effective on February 12, 2021, and the prospectus of the Company included in the Registration Statement (the “Base Prospectus”); and (b) a prospectus supplement to the Base Prospectus dated March 11, 2021 (the “Prospectus Supplement”), pertaining to the issuance and sale by the Company of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) of an aggregate indeterminate amount having an aggregate public offering price of up to $40 million that may be issued and sold under the Capital on Demand™ Sales Distribution Agreement, dated March 11, 2021, between the Company and JonesTrading Institutional Services LLC (such agreement, the “Sales Agreement” and such shares, the “Shares”).

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed relevant.  In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company.  In addition, in rendering this opinion, we have assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, the Base Prospectus, and the Prospectus Supplement, including all supplements and amendments thereto, and the Sale Agreement.

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402

March 11, 2021

We have also assumed (i) that the specific sale of the Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the DGCL”), consistent with the resolutions of the Board of Directors approving the issuance and sale of the Shares, and (ii) that no more than 4,901,961 Shares will be sold at a price of not less than $8.16 per share, representing the last reported sale price of the Common Stock on the Nasdaq Capital Market on March 10, 2021.  With respect to the Shares, we express no opinion to the extent that future issuances of securities of the Company and/or anti-dilution adjustments to outstanding securities of the Company cause the number of shares of Common Stock outstanding or issuable upon conversion or exercise of outstanding securities of the Company to exceed the number of Shares then issuable under the Sales Agreement.

Our opinion is limited solely to matters set forth herein.  The law covered by the opinions expressed herein is limited to the federal law of the United States and the DGCL.

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the Shares, when issued and sold by the Company in accordance with, and as described in, the Sales Agreement, the Registration Statement, the Base Prospectus and the Prospectus Supplement, against payment therefor, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Honigman LLP

HONIGMAN LLP

PDT/EJJ/HMJ/RZK

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402